Exhibit 107

CALCULATION OF FILING FEE TABLES

Schedule 14A
(Form Type)

Sumo Logic, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Transaction Valuation

	Proposed Maximum Aggregate Value of Transaction		Fee Rate	Amount of Filing Fee
Fees to be Paid	$1,753,868,482.00	(1)	0.0001102	$193,277.00	(2)
Fees Previously Paid	$0			$0
Total Transaction Valuation	$1,753,868,482.00
Total Fees Due for Filing				$193,277.00
Total Fees Previously Paid				$0
Total Fee Offsets				$0
Net Fee Due				$193,277.00

(1)	Aggregate number of securities to which transaction applies: As of February 28, 2023, the maximum number of shares of the Sumo Logic’s common stock to which this transaction applies is estimated to be 149,047,978, which consists of (1) 122,505,306 shares of common stock entitled to receive the per share merger consideration of $12.05; (2) 10,463,722 shares of common stock underlying stock options, which may be entitled to receive the per share merger consideration of $12.05 minus any applicable exercise price; (3) 14,855,129 shares of common stock underlying outstanding restricted stock units, which may be entitled to receive the per share merger consideration of $12.05; (4) 1,223,821 additional shares of common stock reserved for issuance pursuant to the employee stock purchase plan; and (5) 759 shares of common stock deemed to be issuable upon the cashless exercise of 10,530 warrants outstanding as of February 28, 2023.

(2)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): Estimated solely for the purposes of calculating the filing fee, as of February 28, 2023, the underlying value of the transaction was calculated based on the sum of (1) the product of 122,505,306 shares of common stock and the per share merger consideration of $12.05; (2) the product of 10,463,722 shares of common stock underlying stock options and $8.02 (which is the difference between the per share merger consideration of $12.05 and the weighted average exercise price of $4.03); (3) the product of 14,855,129 shares of common stock underlying outstanding restricted stock units and the per share merger consideration of $12.05; (4) the product of 1,223,821 shares of common stock reserved for issuance under the employee stock purchase plan and the per share merger consideration of $12.05; and the product of 759 shares of common stock deemed to be issuable upon the cashless exercise of the warrants multiplied by the per share merger consideration of $12.05. In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying the sum calculated in the preceding sentence by .0001102.